UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-21695

                          MANCHESTER TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                               50 MARCUS BOULEVARD
                            HAUPPAUGE, NEW YORK 11788
                                 (631) 951-8100
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE

            (Title of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]            Rule 12h-3(b)(1)(i)         [_]
Rule 12g-4(a)(1)(ii)      [_]            Rule 12h-3(b)(1)(ii)        [_]
Rule 12g-4(a)(2)(i)       [_]            Rule 12h-3(b)(2)(i)         [_]
Rule 12g-4(a)(2)(ii)      [_]            Rule 12h-3(b)(2)(ii)        [_]
                                         Rule 15d-6                  [_]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Manchester Technologies, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: August 1, 2005
                                         MANCHESTER TECHNOLOGIES, INC.

                                         By: /s/ Robert A. Ferris
                                             -----------------------------------
                                             Name:  Robert A. Ferris
                                             Title: Vice President and Treasurer